We consent to the incorporation by reference in the Registration
Statements (Form S-8) pertaining to Amended and Restated Stock Option Plan of Somatogen, Inc. of our report dated July 29, 1994, with respect to the 1994 consolidated financial statements of Somatogen, Inc.
included in its Annual Report (Form 10-K) for the year ended July 30, 1996, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP
San Jose, California

October 31, 1996